Exhibit 99.1

AITX’s RAD Achieves Strategic Cost Reductions in Q3 for Generation 4 Products, Highlighting Commitment to Innovation and Efficiency

Detroit, Michigan, October 28, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”), (OTCPK:AITX) a global leader in AI-driven security and automation solutions, is pleased to announce significant cost reductions in its latest generation of products. The Company’s Generation 4 lineup, which launched in Q2 FY 2025, has seen impressive cost optimizations in Q3 as RAD implemented strategic manufacturing improvements.

Overview of Product Evolution and Cost Efficiency

For several years, RAD maintained consistent manufacturing costs with its Generation 3 lineup. With the introduction of Generation 4 products in Q2, including AVA Gen 4, ROSA Gen 4, and RIO Gen 4, initial costs increased as the Company integrated advanced technology and refined features to meet evolving client needs as well as suffering through lack of initial quantity discounts. However, by Q3, RAD’s efforts to streamline production and enhance supply chain efficiencies led to a noticeable decrease in unit costs across all Generation 4 products.

Steve Reinharz, CEO and CTO of AITX and RAD, commented, “Our team has worked diligently to ensure that while we introduce more advanced features, we also maintain a commitment to cost efficiency. These Q3 cost reductions underscore our dedication to both innovation and operational excellence.”

In sum, the cost of Generation 4 started approximately 22% more expensive than Generation 3. Generation 4 is now approximately 10% more expensive than Generation 3 and those additional costs resulted in RAD issuing a product-wide price increase of approximately 12% in order to maintain its targeted gross margins.

Driving Innovation Without Compromising Value

The successful cost optimizations of Generation 4 products reflect RAD’s ability to deliver cutting-edge solutions while balancing fiscal responsibility. These advancements position RAD favorably to meet client demands for high-performance security and automation solutions without passing increased costs on to customers.

“We’re excited to offer our clients the most advanced technology in the market at competitive prices,” Reinharz continued. “Our ability to adapt quickly, streamline production, and manage costs effectively is a testament to our team’s commitment to operational agility and customer value.”

As the Company progresses through FY 2025, which will end February 28, 2025, the Company remains focused on advancing its product line and maintaining cost efficiencies, ensuring that clients continue to receive the best value in the industry.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz